EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY TO RESTRUCTURE MEMORY OPERATIONS

BOISE, Idaho, Oct. 9, 2008 – In response to a challenging global environment for technology products,  Micron Technology, Inc., today announced a restructuring of its memory operations.

The combination of declining customer demand and product oversupply in the marketplace has driven selling prices for NAND flash memory significantly below manufacturing costs, particularly for 200 millimeter (mm) manufacturing lines. As a result, IM Flash Technologies (IMFT), a joint venture between Micron and Intel Corporation, will discontinue the supply of NAND flash memory from Micron’s Boise facility. The NAND operation shutdown will reduce IMFT’s NAND flash production by approximately 35,000 wafers (200mm) per month.

As part of the restructuring, Micron plans to reduce its global workforce by approximately 15 percent during the next two years. The majority of the workforce reductions, which will begin with a voluntary program, will occur in Boise as a result of the NAND operation shutdown. Micron is committed to assisting employees affected by the workforce reductions and is providing severance and outplacement services.

“Micron is in a strong position relative to our competitors, as evidenced by our balance sheet and cash flow, but we are not immune to the difficult global market conditions that are affecting us all,” said Steve Appleton, Micron Chairman and CEO. “Operation shutdowns and related workforce reductions are always painful, but we are pursuing these actions to maintain the competitiveness of the company.”

Cash restructuring and other related expenses are anticipated to be approximately $60 million, and the next year’s cash operating margin benefit is expected to exceed $175 million.

About Micron

Micron Technology, Inc. is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding reductions in NAND production levels, the number of employees affected by the restructuring of the Company’s memory operations, cash restructuring and other related expenses and the next year’s cash operating margin benefit. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this report to conform to actual results.